EXHIBIT 99.1

CORPORATE PARTICIPANTS

David Ng Broadridge Financial Solutions, Inc. - Director IR

Rich Daly Broadridge Financial Solutions, Inc. - CEO

Dan Sheldon Broadridge Financial Solutions, Inc. - CFO, PAO, VP

CONFERENCE CALL PARTICIPANTS

Georgios Mihalos Credit Suisse - Analyst

Christopher Donat Sandler O’Neill & Partners - Analyst

Mark Best Evercore Partners - Analyst

Peter Heckmann Avondale Partners - Analyst

PRESENTATION

Operator

Good morning. My name is Brent, and I will be your conference facilitator. At this time I would like to welcome everyone to the Broadridge Financial Solutions second quarter fiscal year 2013 earnings conference call. This call is being recorded and that all lines have been placed on mute to prevent any background noise. There will be a question and answer session period at speakers remarks. Please try to limit your questions to one per participant.

I will to turn the conference over to David Ng, Senior Director Investor Relations. Please go ahead, sir.

David Ng - Broadridge Financial Solutions, Inc. - Director IR

Thank you, Brent. Good morning, everyone, and welcome to the Broadridge quarterly earnings call and webcast for the second quarter, fiscal year 2013 results. This morning, I’m here with Rich Daly, our Chief Executive Officer, and Dan Sheldon, our Chief Financial Officer.

I trust by now everyone has had the chance to review the earnings release we issued this morning. The news release and slide presentation that accompany today’s earnings call and webcast with be found on the investor relations page at broadridge.com.

During today’s conference call we’ll discuss some forward-looking statements regarding Broadridge that involve risks. These risks are summarized on slide one. We encourage participants to refer to our SEC filings, including our annual report on Form 10-K, for a complete discussion of forward-looking statements and the risk factors faced by our business.

Before we begin, I would like to point out to everyone that as a result of the Penson transaction we closed in the fourth quarter of fiscal year 2010, the clearing business is now shown as discontinued operations, and our remaining outsourcing business is included in the securities processing solutions segment. As a result of the reporting treatment of the Penson transaction, the financial results discussed today will address continuing operations unless otherwise stated.

Our non-GAAP fiscal year 2013 earnings results excludes the impact of acquisition amortization and other costs and restructuring charges. These costs are significant, and we believe the non-GAAP information provides investors with more complete understanding of Broadridge’s underlying operating results. A description of these non-GAAP adjustments and reconciliations to the comparable GAAP measures can be found in the earnings release.

Now let’s turn to slide two and review today’s agenda. Rich Daly will start today’s call with his opening remarks and will provide you with a summary of the financial highlights for the second quarter of fiscal year 2013, followed by a discussion of a few key topics. Dan Sheldon will then review the second quarter financial results in further detail. Rich will then return and provide us a overall summary and some closing thoughts before we head into the Q&A part of the call.

Now let’s turn to slide three, and I’ll turn the call over to Rich Daly. Rich?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Thanks, David, and good morning, everyone. This morning as part of my opening remarks I’ll talk about the following topics. First, I’ll start with an overview of our second quarter and year-to-date fiscal year 2013 financial highlights and guidance. Then, I’ll discuss our closed sales performance followed by an update of our key activities. After Dan provides you more of the financial details, I’ll wrap it up with my closing comments in which you will hear our fact-based confidence regarding the clear and executable strategy for both of our business segments going forward.

Let’s start on slide four, our second quarter fiscal year 2013 financial highlights. Overall, I’m satisfied with our first half financial results. Recurring revenues were up 3% for the quarter and year-to-date versus the comparable periods in fiscal year 2012. The recurring revenue increase was the result of net new business and a 99% client revenue retention rate.

Event-driven activity was flat for the quarter and up 9% year-to-date as we saw some pick up in activity in the first quarter. Trade volumes remained challenging and were lower for the quarter. Notably, we have seen a pick up in volumes month over month from October through January.

Our earnings continue to grow in both the quarter and year-to-date. Our non-GAAP diluted earnings per share increased $0.02 to $0.17 per share, and $0.35 per share for the quarter and year-to-date respectively versus fiscal year 2012. This was primarily due to higher revenues, increased margins driven by business mix, and our continuing focus on cost containment.

While we’re off to a solid start for the first half of the fiscal year, due to the seasonal nature of our business our first half earnings per share represents about 20% of our full-year results. We are reaffirming our full year guidance at this time of $1.76 to $1.86 non-GAAP EPS.

Please turn to slide five for an update on closed sales performance. Recurring revenue closed sales year-to-date were $34 million, down from $63 million, primarily due to longer than anticipated sales cycles for large transactions. We did not close any transactions greater than $5 million during the first half of the fiscal year.

Closed sales of less than $5 million decreased approximately 16%. While I am disappointed at the closed sales results to date, historically the majority of our closed sales less than $5 million occur in the second half of our fiscal year.

I am pleased with our solid pipeline driven by large pending sales. We continue to have very good momentum in our dialogues with these potential clients. Under the leadership of our new Chief Revenue Officer, we began rolling out a consultant selling approach, targeting potential clients that require more complex and sophisticated solutions.

As the financial services industry continues to operate in an malaise environment, coupled with their continuing need to lower costs, we believe this go-to market strategy is essential, particularly with large transactions with revenues greater than $5 million per year. The initial responses from C-suite executives have been very positive.

We are reaffirming our fiscal year 2013 recurring revenue closed sales guidance in the range of $110 million to $150 million. As I have stated before, the achievement of the higher end of the range will be dependent on closing a few large transactions.

Let’s turn to slide six for a brief update on a few of our key activities. Penson Canada has substantially completed winding down its operations. Their largest correspondent, Questrade, has been successfully converted and is operating on our outsourcing platform.

Penson Worldwide declared bankruptcy in January. However, we do not expect any material financial impact to Broadridge, as any meaningful exposure was written down in the prior fiscal year.

Penson Canada’s receivables remain current, and we are only performing a few hundred thousand dollars a month in services for them at the time. Due to its materiality, I’ll be glad to not to talk about Penson on future calls.

Just a quick update on the contract with COR Clearing. As you may recall, they signed a letter of intent with us last quarter to convert onto our outsourcing platform. Unfortunately, a finalized contract has not materialized, since this was contingent on COR and Apex concluding their transaction, which did not occur. We do not anticipate that this will have any material negative impact on our fiscal year 2013 guidance.

I would like to provide you with an update on the financial performance of our acquisitions now. For fiscal year 2013, we expect our acquisitions to generate approximately $250 million in revenues, with about $50 million in EBITDA. I am enthusiastic about the potential long-term prospects of the portfolio as we continue to focus on products and services with recurring revenues of less than $5 million.

We have not closed any new acquisitions over the last year, but based on the success of our acquisition strategy, Dan and I would like to continue to expand our portfolio. Nothing I just said represents any change in our acquisition strategy. We continue to seek tuck-in acquisitions that meet our financial and strategic criteria. As I have discussed in the past, Broadridge must be the logical buyer of such target companies, and they must be more valuable under the Broadridge umbrella than as a standalone entity.

Now I’ll turn the call over to Dan, who will go into more detail about the fiscal year 2013 financial results to date.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO, PAO, VP

Thanks, Rich. I’m now on slide seven, our revenue growth drivers and EBIT margins. Rich already mentioned that we had 3% recurring revenue growth for the quarter year-to-date. And the same is true for total revenues, which I’ll review with you on this page, and by the way, we’re still expecting 3% to 4% total revenue growth for the year. But do remember that when I hit the recurring revenue, Rich already mentions 4% to 7% and that’s our primary focus.

So, looking at the specific drivers, revenue from recurring closed sales are at a run rate of 3% year-to-date. And we still expect to generate at least 4% for the year given our sales to date and the implementation of the securities processing backlog, which will begin to see the uplift in revenues and profits from some of the bigger deals we signed last year and in fiscal year 2011.

Moving to client losses. They’re at a 1% run rate and are expected to be at this level for the year. We have not been made aware of any large clients leaving. Internal growth appears to be moving in a positive direction. I’ll address more in the segment discussion.

We haven’t made, as Rich said, any acquisitions so far this year, but we’re always evaluating the properties and if they meet our strategic requirements and hurdle rates, we do have the financial capacity to close deals. Our cash position at the end of the first half was approximately $260 million, and we expect to end the year between $350 million to plus $400 million, and that’s after dividends but before any new acquisitions or additional share buybacks.

Event-driven revenues were basically flat to last year, and our expectations are the same for the full year. Distribution revenues have added a point to revenues year-to-date but have had little impact to the margins. Shifting to the non-GAAP EBIT margins, we ended the first half at 6.6%, which is up 40 basis points from last year, and we expect to be between 14.9% and 15.7% for the year, up at least 100 basis points from last year, and that’s at the low end.

Let’s move to slide eight, investor communications segment. We’re very pleased with the 7% recurring revenue growth, and that’s all organic, coming from net new business and increased stock record positions with a 99% client retention rate.

Recurring revenue closed sales were $19 million for deals under $5 million. As Rich mentioned, we haven’t closed any large deals to date, and our recurring closed sales guidance range for FY ‘13 in this segment remains at $50 million to $70 million.

I’ve already discussed event driven and distribution revenues, so moving on to margins. We’re still expecting greater than 200 basis points improvement, coming from both revenue growth, cost containment and the finalization of the Morgan Stanley Smith Barney.

Let’s move to slide nine, securities processing. What I want you to take away from this quarter and the rest of the year is that net new business is increasing. We exited the first half with net new business adding 2 points of growth, and for the year we’re expecting 4 to 6, which means in the second half 6 to 8 points of growth.

Those large deals we closed in FY ‘11 and ‘12 are making nice contributions and are expected to continue, especially in the second half. Our recurring closed sales guidance range for fiscal year 2013 remains at $60 million to $80 million, with a client revenue retention rate of approximately 98%.

And equity trade volumes have been improving, where Q1 was negative 19%, October was a negative 18%, but here’s the good news. November was a negative 2% only, and December was a plus 3%, and January we know now is plus 4%. And in the United States business, it was over 10% in January.

As Rich mentioned, he’ll be glad not to talk about Penson any longer. With that said, as mentioned last quarter, we have the year-over-year impact from our new variable price agreements with Apex and Questrade, which are now finalized. We expect that fiscal year 2013 will be negatively impacted by approximately $20 million.

As stated last quarter, the high and low end of the revenue and of the EBIT ranges in this segment are heavily dependent upon what happens with trade volumes in the second half. At least they’re positive. Rich, I’ll turn the meeting back to you.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Thanks, Dan. Please turn to page 10 for my summary wrap up.

We are off to a solid start in fiscal year 2013. I am satisfied with the revenue growth and earnings results for the first six months of fiscal 2013. Recurring fee revenue continues to grow, and I am confident in our ability to convert our very strong sales pipeline into closed sales.

However, as I stated earlier, the first half of the fiscal year makes a relatively small contribution to our annual earnings results due to the seasonal nature of our business. We have clear and executable strategies to create shareholder returns in both of our business segments now. As I’ve stated many times, ICS is a great business.

We continue to execute well, and ICS is considered by key industry influences and regulators to be the thought leader and innovator in the investor communications space. We are well-respected by all key constituents, including broker dealers, custody and trust banks, corporate issuers, mutual funds, institutional investors and governance professionals, and regulators.

After the recent financial crisis, ICS diverged from its earnings growth path due primarily to the disruption of event-driven revenue activities. With event-driven revenues holding in a range of their low historical contributions, all of ICS’s other key fundamentals, including its remarkable client revenue retention rate, are fairly easy to project due to their consistent history, even through the financial crisis. We believe ICS is well-positioned to lead Broadridge to higher value for many years to come.

I have also stated that SPS is a good business with a leading market position. Over the last several years we have clarified our strategy at SPS by exiting the clearing business. We are now finished with the difficult Penson challenges that resulted from exiting the clearing business.

Moving forward, SPS’s business is a core securities processing and solutions platform that has highly attractive business characteristics. SPS processes on average over $4 trillion in settlement value per day in equities and fixed income. We are recognized by our industry for our remarkable reliability, even when markets are interrupted by deeper challenges as they were by Super Storm Sandy.

This industry-leading reliability is highly valued by our clients and differentiates Broadridge from its competitors. SPS has a client revenue retention rate of approximately 98%, and approximately a $70 million backlog in closed sales to onboard, which gives us a clear understanding of SPS’s revenue dynamics over the near-term. SPS is now fully focused on new revenue and product opportunities, and on streamlining existing operations for greater efficiency, and therefore, greater profitability.

Our expanded leadership team, including Tim Gokey, our recently appointed new Chief Operating Officer, and Steve Racioppo, our new Chief Revenue Officer, are focused on continuing to strengthen the operating model and driving stronger revenue growth. Projecting this segment’s earnings growth potential we recognize is not as simple as it is for the ICS segment.

We are managing SPS from fiscal 2013 into fiscal 2014 and beyond so that it consistently contributes to Broadridge’s overall earnings growth through strong cost management and profitable revenue growth. Now that our long and difficult exit from clearing is behind us, we are highly confident that you will see SPS finally become the icing on the ICS cake.

We remain confident in our fiscal year 2013 guidance. We anticipate solid recurring revenue growth of 4% to 7% and total revenue growth of 3% to 4%. We expect GAAP diluted earnings per share from continuing operations to be in the range of $1.60 to $1.70 and non-GAAP diluted earnings per share from continuing operations to be in the range of $1.76 to $1.86, which excludes the impact of acquisition amortization, include something other costs and restructuring charges.

Finally, I’d again like to take this opportunity to personally acknowledge our great associates. Their commitment to the service profit chain was again recognized, as Broadridge was named one of the “Best Companies to Work for in New York” by the New York State Society for Human Resource Management. We have won this award every year since it was established six years ago. Our highly engaged associates have enabled us to achieve 99% client revenue retention rate and have kept Broadridge a market leader, particularly through these challenging times.

I’ll now turn the call back over to Brent, the operator, and as always, Dan and I welcome your questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). Your first question comes from the line of George Mihalos from Credit Suisse.

George Mihalos - Credit Suisse - Analyst

Hey, guys. Sorry, I popped on the call late, so forgive me if I ask something that you guys have answered. But, Rich, you spoke about some of the delays in closed signings, and just wanted to get color around that. Is your sense that that was partially impacted by anything related to fiscal cliff uncertainty? And maybe kind of talk about what you’re seeing early into 2013, and how the consultant approach may be helping you there?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

George, good morning, and thanks. I’m not going to put anything related to sales to the fiscal cliff. We have a number of things going on, so let me share them with you.

We specifically noted here, more than normal, that we have been active in a couple of large deals, and they take a lot of time. But we are, I’d like to believe, pretty far down the line with both the efforts of our consultive selling approach, as well as the industry’s need to take costs out and the very, very strong value proposition we have. Beyond that, historically, the closing of sales, particularly the less than $5 million, is about 35% over the last three years in the first half and 65% in the second half.

What it really comes down to is that the summer is a pretty slow selling season, so we’re always, based on our fiscal year, going to have a stronger second half. Something that did take place that a lot of effort was put in and ultimately didn’t succeed, which I acknowledged on the call, was that the contract with COR Clearing did not go forward, because the agreement between COR and Apex did not go forward. So that would have made the results a little closer to our normal activity.

As we look at the second half, with Penson and Apex and all of this activity behind us, we feel very good that the entire organization can focus on all of our activities, all of our opportunities, and we will remain from now until June 30 — and I mean midnight June 30 — very, very closed, very, very focused on closing transactions, which candidly, is pretty much a repeat of what happened last year as well.

George Mihalos - Credit Suisse - Analyst

Okay, sounds good. And then kind of shifting gears. I know obviously event-driven is volatile, and your outlook there at least seems very conservative, given what we’ve seen so far in the year, and I guess some of the activity at least in the ETF business. Do you guys sense that you’re being a bit overly conservative on — in your guidance there?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

George, the position that we’re taking in every aspect, most specifically internally, is that we’re not planning on revenue coming back that we can’t control. If it comes back, it will be an added benefit, but we are focused on how to create value and achieving that through the variables within our control.

Nothing would make us happier than to have event driven come back and to have trades become stronger than they are. But we’re going to run this business from a cost and revenue management point of view, focused on the variables that we can control.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO, PAO, VP

Yes, let me just add something though. The Q1 we saw the pop up of about $5 million, but Q2 was flat. Therefore, that’s the exact reason of why we’re holding us flat.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Right, but in all aspects, George, to your point, in my dialogues with the sales force, there are more dialogues going on about the potential need for funds to go out to investors, but the position that Dan and I and the entire management team have taken, is we’re going to plan on it staying at the historical lows and creating shareholder value in that environment.

Georgios Mihalos - Credit Suisse - Analyst

Thank you, appreciate the questions — the answers.

Operator

Your next question comes from the line of Chris Donat with Sandler O’Neill.

Christopher Donat - Sandler O’Neill & Partners - Analyst

Good morning, Rich and Dan. First question for me is just on your commentary about acquisitions and $50 million of EBITDA, over $250 million of revenue. Just out of curiosity, if you were not do any more acquisitions, could you take that 20% — where do you think that EBITDA margin could go to from 20%? I mean, what would be your ideal state? Again, I know if you do more acquisitions, you probably start at a lower point and the average would maybe hang around 20%, but I’m just curious where you think EBITDA margins would go to without acquisitions.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Let me give you a directional view, then I’ll have Dan fill it in with more details. Whether it be an acquired product or a product we create ourselves, the margin lifecycle generally gets better over time. As a matter of fact, I can’t think of — it’s tough for me to think of something across our hundred plus products that that doesn’t apply to.

So, as we, acquire a company, and then we add what I’ll call Broadridge industrial strength to it, okay? We generally have to beef up their operations, improve their disaster recovery, business continuity plans, et cetera, et cetera. As we then have it at our standards, incremental revenue adds very nice incremental margins. So as we grow those entities, we always expect to see improving margins, all right? The margin blend across Broadridge comes from, as we add new products, okay, which start at the beginning of a lifecycle. Dan, why don’t you —

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO,PAO, VP

Yes, let me help everybody understand a little bit more about the numbers we gave you. We gave you a $50 million and $250 million, but in that $250 million by the way our pass-throughs, about $60 million. So be thinking more of the — and probably that’s how I should talk about it in the future is think more about $50 million on $190 million, which is a 26% margin. And of course we would, as Rich said, as we go forward incrementally on each one of those, expect to be moving that up.

I think what’s very important is if you also took Broadridge and took out our postage and took out the profit along with it, you would see about a 25% margin. So what we’re very pleased with is that when you take out all of the pass-throughs and everything else like that, these acquisitions are even doing better than Broadridge and will continue to, just as Broadridge, as we go forward to adding on to our scale, be able to move those margins up. That is our anticipation, and as Rich said, that’s absolutely our goals and our strategy.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Let me jump in with one additional comment, which really dovetails off of this, Chris. When Dan said take out postage, we have every intention of taking out postage by replacing it with digital activities, and although the net revenue would be lower at that point in time, the total profitability of that activity we are highly confident would be higher.

I didn’t even mention anything going on with the stock exchange and the SEC, but let me jump in here now and say, all of the activity around that we continue to be very pleased with. We continue to be very pleased at how they’re looking at the digital strategies we presented to both of those organizations. And it’s already in the works with their filings at the stock exchange and the SEC to make our digital strategy part of the industry going forward. I mean, it still has to be approved, it still has to go forward, but directionally we have never been better positioned on this activity.

Christopher Donat - Sandler O’Neill & Partners - Analyst

Okay. And then just to follow-up on what you’re talking about right now, Rich. With the changes in the leadership at the SEC — just remind me of the status. I believe it’s — you’ve got the NYSE Proxy Fee Advisory Committee. They last year put out their paper, then the SEC, do they have to do something, or can they not do anything, or where are we in that process?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Sure. One of the updates is that the Proxy Fee Advisory Committee through the NYSE filed a report which did not include what’s called the EBID, which is the Enhanced Brokerage Internet Platform Digital Activity. That was then removed and refiled just recently with the EBID as part of the filing. We’re very, very pleased that the filing now has the digital opportunity as part of it, and the SEC will need to either reject the filing or put it out for public comment, literally it’s either sometime this week or next week.

So, we believe that regardless of the time it takes, all the key industry constituents — and that’s why I said we’ve never been better positioned and we’re viewed as a thought leader in my comments — all the key industry is looking at digital as being an opportunity to both reduce the cost of the process by taking out the paper and postage, as well as further engaging investors and creating easier access to information. Broadridge is the thought leader on this, and we’ve proven we can do it already. And so Dan and I are both very excited about going after that remaining billion in paper and postage costs, and then further applying that through activities like Fluent to statements, confirms and all communications between a financial institution and its investors.

So as we talk about the future — somebody raised are we being conservative when it comes to event-driven activity. I don’t want to bet on something we can’t control. What we’re not putting in our numbers, but we believe will absolutely create a new wave of activity, is our leadership in digital.

Christopher Donat - Sandler O’Neill & Partners - Analyst

Okay. Then, just one last one. As the postal service has been in the news, and we just had a recent postal fee increase, are you seeing more interest in moving digital from your clients who are paying for postage and continue to pay a higher rate, or is it a steady state level of interest?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Given the challenges that our industry is still in, every firm has a clear view on what each percent of clients who convert from paper statements and confirms to digital means to them. And at every firm it’s a meaningful number based on their scale and their size. So, what we find very exciting is in our Fluent offering we’re going to enable them to convert paper through various channels. Whether it be through a digital mailbox on their website, which we would help them manage, or by enabling us to help them face off on various channels out there, whether it be things like Manilla or Volly, or whether it be things like Facebook or Google, okay?

We will enable them to have that data out there, and from the client’s point of view, it will be their point of convenient access to data. I’m sorry, from the underlying investor customer’s point of view. From our client’ point of view, the financial services firm, once the customer goes through Fluent into that data, it will be behind Broadridge’s firewall, which is the same firewall that protects their data today at all of our levels of data security, which is at the highest level. And for the majority of our clients, at a higher level than they’ve been able to achieve on their own. So this is, I’ll call it, a great option that Broadridge has for its investors going forward.

Christopher Donat - Sandler O’Neill & Partners - Analyst

Okay, thanks very much.

Operator

Your next question comes from the line of Mark Best with Evercore Partners.

Mark Best - Evercore Partners - Analyst

Hi, this is Mark Best on the line for David Togut. Given the 45% reduction in recurring revenue closed sales year-to-date, why are you bringing down the full-year outlook?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

The question is why didn’t we bring it down?

Mark Best - Evercore Partners - Analyst

Yes, that’s right.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Okay. So our active pipeline management, particularly around a few larger transactions, gives us confidence that, not unlike other years, there’s a lot of work to be done in the second half, but we have a clear list of transactions that we believe we have a very strong likelihood to close, and upon closing those we would get within our range for the full-year.

Mark Best - Evercore Partners - Analyst

Okay. And then with respect to stock record position growth, thought it was up 4% year-over-year. How is that 4% relative to your implied guidance?

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO, PAO, VP

It’s a great question. To remind everybody, our heavy proxy season of course is in the fourth quarter. So when you think about it, we use this as kind of as a trend. The good news was a year ago we were in the negative position. So you saw Q1 being pretty much flat type of thing. You see 4% here. That gives us some comfort that says that our overall view for the full year proxy is going to be at least positive, whether it’s one or two points. But that’s how we have to look it, because by the way, in the first half, it’s less than 20% of all positions.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

And again, we’re not going to bank on the markets returning to normalcy, but it certainly feels good to be here at this point, particularly before proxy season, with a positive trend.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO, PAO, VP

I totally agree.

Mark Best - Evercore Partners - Analyst

And then you were talking about the SEC’s Concept Release. Do you still expect to be able to raise prices based on the proxy releases, specifically in proxy?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

So the Concept Release is now evolved to the New York Stock Exchange Proxy Fee Advisory Committee completing its report. And now the Stock Exchange has again filed — so this is the second time they’ve filed — a proposal for the SEC to approve. If that filing goes forward, I am confident that the following things will happen.

One, the amount of digital activity will increase. Two, issuers will receive a very nice reduction in their costs through the elimination of the paper and postage. Three, the SEC will achieve its most significant goal of enabling investors to more easily be informed. And four, Broadridge’s shareholders will get a fair return on the investments and efforts that we’ve made to achieve all of this.

Mark Best - Evercore Partners - Analyst

Can you be a bit more specific about the pricing?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

We’re going to get paid for the work we do.

Mark Best - Evercore Partners - Analyst

Great, that’s very helpful. And then just finally, can you give us an update on year-over-year unit price trends for equity trade processing, and then stock records as well?

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO,PAO, VP

You’re talking about the pricing?

Mark Best - Evercore Partners - Analyst

Yes.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO,PAO, VP

We really don’t go into pricing. What we’ve always said is to think about the following. For stock record growth, if we’re talking about equities, think about every 1% being about $3 million to revenue and about $1 million to the bottom line. And if you’re thinking about the equities in the trade processing, we’ve said every 1% could be anywhere between $750,000, depending upon whether it’s heavily more weighed toward institutional versus retail, or $1.5 million. But that’s the best we can give you, okay?

Mark Best - Evercore Partners - Analyst

Okay. [Understood] —

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Hey, let me take advantage of this opening that you just created, Mark, though to emphasize a point because to me, because to me it was the most significant point of the call. We all talk about trades, and we all talk about stock record and proxy. Broadridge is 150-plus products.

The two most significant are trades and proxy, okay? Or I actually said it in reverse order. Its proxy and trades. What I — the key message that I hope you heard in this call though, was that if you look at ICS, there was one event that took place during the financial crisis which we had to manage through, which was the reduction of event-driven.

If you look at SPS, on a very simplistic basis, the one issue we really needed to manage through was the exit of the clearing business. The event-driven took less time to manage through than the exit of the clearing business, but what Dan and I are saying is we’re confident that we have both of these issues behind us, and that’s where the quote was that SPS should finally become the icing on the ICS cake comes from. And that’s what we’re looking to do as we exit 2014 — I’m sorry, exit 2013 and go into 2014 and beyond.

Mark Best - Evercore Partners - Analyst

That’s very helpful. Thanks for your time.

Operator

(Operator Instructions). Your next question comes from the line of Peter Heckmann with Avondale Partners.

Peter Heckmann - Avondale Partners - Analyst

Good morning, gentlemen.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO,PAO, VP

Good morning.

Peter Heckmann - Avondale Partners - Analyst

Just wanted to follow up. You marked down one new outsourcing customer sequentially. Is that Questrade?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

I did mention that Questrade has been converted onto the outsourcing platform, yes.

Peter Heckmann - Avondale Partners - Analyst

Great. And then this regards Paladyne. Just a little bit of follow up there. Have you had any progress in adding new prime broker relationships? And then number two, there’s been relatively heavy merger activity within the fund administration space. Do you see that creating any opportunity?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Okay. So Paladyne was clearly a good opportunity for us to get into the buy side space. We have pretty much gotten to the end of, I’ll call it Broadridgizing Paladyne, meaning, we are working very aggressively with Paladyne on both with the capabilities that they have and most significantly, including through 8:00 last night, I was on the phone arranging through our relationships in the marketplace to introduce Paladyne’s products and services.

So we feel good about the strategy. It is not as adjacent to what we do as like New River was, for example, all right? And as we go forward, without question the activity that’s going on in fund administration, particularly around the underlying investor’s desire for very credible and independent record keeping and analysis, and Broadridge owning Paladyne, we believe supports the strategy that we’ve entered into.

Peter Heckmann - Avondale Partners - Analyst

Okay. And would you expect to continue to build your range of solutions for the buy side?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Yes.

Peter Heckmann - Avondale Partners - Analyst

Okay, thank you. I’ll look forward to seeing you next week.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Great. Thanks, Pete.

Operator

I’m showing we have no further questions at this time. I will now turn the call back to Mr. Daly.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Well, as always, we want to thank you for your participation. Dan, David and I, for those of you who will come to the lunch next week, we look forward to seeing you there. And as always, we appreciate your support, your questions, your comments. Choose to have a great day. I know we will. Thanks so much.

Operator

This concludes today’s Broadridge Financial Solutions, Inc. second quarter fiscal year 2013 earnings conference call. Thank you for your participation. You may now disconnect.